UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

(Check One):|X|Form 10-K  | |Form 20-F  | |Form 11-K  | |Form 10-Q | |Form N-SAR

For Period Ended:  December 30, 1996
                 ---------------------------
 [ ] Transition  Report on Form 10-K
 [ ] Transition  Report on Form 20-F
 [ ] Transition  Report  on Form  11-K
 [ ] Transition  Report on Form 10-Q
 [ ] Transition  Report  on Form  N-SAR
 For the  Transition  Period Ended:

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I -- REGISTRANT INFORMATION

Houlihan's Restaurant Group, Inc.
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Full Name of Registrant

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Former Name if Applicable

Two Brush Creek Boulevard
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Address of Principal Executive Office (Street and Number)

Kansas City, Missouri  64112
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X| (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


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PART III -- NARRATIVE

The Annual Report on Form 10-K for Houlihan's Restaurant Group, Inc. for the fiscal year ended December 30, 1996 could not be filed within the prescribed time period as the financial statements and related footnotes are incomplete at this time.

PART IV -- OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification
            Paul R. Geist            816                 756-2200,  ext. 1254
          ------------------    -------------         --------------------------
               (Name)            (Area Code)               (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer is no, identify report(s). |X| Yes |_| No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? |_| Yes |X| No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                        Houlihan's Restaurant Group, Inc.
     ----------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

     has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:   March 27, 1997           By:        /s/  William W. Moreton
      --------------------          --------------------------------------------
                                    William W. Moreton
                                    Executive Vice President and Chief Financial
                                    Officer (principal financial and accounting
                                    officer)





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